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                                                                    Exhibit 4.13


                         COMMON STOCK PURCHASE AGREEMENT

                  This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of July 18, 2001 by and between On2 Technologies, Inc., a Delaware corporation (the "Company"), and RealNetworks, Inc., a Washington corporation (the "Purchaser").

                  WHEREAS, the Company and the Purchaser will enter into that certain Licensing Agreement, dated as of the Closing Date (as defined herein), substantially in the form of Exhibit A hereto (the "Licensing Agreement").

                  WHEREAS, the Company and the Purchaser will also enter into that certain Investor Rights Agreement, dated as of the Closing Date, substantially in the form of Exhibit B hereto (the "Investor Rights Agreement").

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, representations and warranties set forth herein, the parties hereto agree as follows:


                                   ARTICLE I

                        PURCHASE AND SALE OF COMMON STOCK

                  Section 1.1. PURCHASE AND SALE OF COMMON STOCK. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), the Company hereby agrees to sell and issue to the Purchaser and the Purchaser hereby agrees to purchase from the Company 1,785,714 shares of the Company's Common Stock. The "Purchase Price" per share shall be equal to the closing price of a share of Common Stock traded on the American Stock Exchange (the "AMEX") for the last trading day prior to the Closing Date. As consideration for the Purchased Shares, on the Closing Date, the Purchaser agrees to pay the Company, by wire transfer of immediately available funds to an account designated in writing by the Company, an amount equal to the product of (i) the Purchased Shares and (ii) the Purchase Price (such amount, the "Consideration").

                  Section 1.2. CLOSING. The closing of the purchase and sale of the Purchased Shares (the "Closing"), shall take place at the offices of the Company, 145 Hudson Street, New York, New York 10013 on the third business day following satisfaction or waiver of all of the conditions set forth in Article IV, or such other place or on such date as the Purchaser and the Company may mutually agree upon (the "Closing Date"). At the Closing, the Company shall deliver to the Purchaser a certificate or certificates that represent the Purchased Shares against delivery of the Consideration to the Company by the Purchaser by wire transfer of immediately available funds to an account designated in writing by the Company. The Company shall provide wire transfer instructions, signed by an executive officer of the Company and delivered on Company letterhead, to Purchaser not less than two business days prior to the Closing. Each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing


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                  Section 1.3 PURCHASE PRICE ADJUSTMENT.If, during the sixty-day period after the Closing Date, the Company issues or sells any shares of capital stock to an investor for a price per share that is less than the Purchase Price (such lower price, the "Adjustment Price"), then, as a purchase price adjustment, the Purchaser shall be entitled to receive an amount (the
"Adjustment Amount") equal to (x) the Consideration LESS (y) the product of the Adjustment Price multiplied by the number of Purchased Shares, payable at the Company's option either in cash or in additional shares of Common Stock having a fair market value equal to the Adjustment Amount; provided, however, that any adjustment to the Purchase Price made under this Section 1.4 shall be capped so that the Purchaser will not have acquired more than 19.9% of the Common Stock outstanding on the Closing Date as a result of such adjustment. Notwithstanding the foregoing, this Section 1.4 shall not apply to any issuance of any capital stock in connection with (A) the issuance or sale of shares or options to purchase shares of the Common Stock to employees, officers, directors and consultants of the Company and its subsidiaries pursuant to plans or arrangements approved by the Company's Board of Directors; (B) the issuance of Common Stock upon conversion of any shares of any series of the Company's Preferred Stock, the Company's Series A Convertible Debentures due 2006 or any of the Company's outstanding warrants. The Adjustment Amount shall be delivered to the Purchaser within ten days of the issuance or sale of such additional shares of capital stock.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                  Section 2.1. REPRESENTATION AND WARRANTIES OF THE COMPANY. The Company hereby makes the following representations and warranties to the Purchaser, except as otherwise set forth in a written disclosure schedule (the "Disclosure Schedule") delivered to the Purchaser prior to the date hereof, a copy of which is attached hereto:

                     (a) ORGANIZATION, GOOD STANDING AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have any adverse effect on the business, operations, properties, or financial condition of the Company that is material and adverse to the Company and its subsidiaries, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its material obligations under this Agreement, the Licensing Agreement or the Investor Rights Agreement (hereinafter, a "Material Adverse Effect").

                  (b) AUTHORIZATION, ENFORCEMENT. (i) The Company has the requisite corporate power and corporate authority to enter into and perform its obligations under this


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Agreement, the Investor Rights Agreement and the Licensing Agreement, pursuant to their respective terms, (ii) the execution and delivery of this Agreement, the Investor Rights Agreement and the Licensing Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required, and (iii) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and the Investor Rights Agreement and the Licensing Agreement will be duly executed and delivered by the Company at the Closing and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Company has duly and validly authorized and reserved for issuance shares of Common Stock sufficient in number for the issuance of the Purchased Shares.

                  (c) CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock of which approximately 33,561,265 shares are issued and outstanding and 20,000,000 shares of preferred stock, par value $0.01 per share, of which 400,000 shares of Series A Preferred Stock are issued and outstanding, 34,100 shares of Series B Preferred Stock are issued and outstanding, 1,644,304 shares of Series C Preferred Stock are issued and outstanding, 924,527 shares of Series C-II Preferred Stock are issued and outstanding and 2,049,839 shares of Series C-III Preferred Stock are issued and outstanding. All of the outstanding shares of the Company's Common Stock have been duly and validly authorized and are fully paid and non-assessable. Except as set forth in this Agreement and the Investor Rights Agreement and as set forth in the SEC Documents, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement and as set forth in the SEC Documents, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. The Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. The Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto which would have a Material Adverse Effect on the Company's financial condition or operating results. The Company has made available to the Purchaser true and correct copies of the Company's articles or certificate of incorporation as in effect on the date hereof (the "Charter"), and the Company's bylaws as in effect on the date hereof (the "Bylaws"). The Company has not received any notice


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from the AMEX questioning or threatening the continued inclusion of the Common
Stock on such market.

                  (d) ISSUANCE OF PURCHASED SHARES. The Purchased Shares to be issued under this Agreement have been duly authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof, the Purchased Shares shall be validly issued and outstanding, fully paid and non-assessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock.

                  (e) NO CONFLICTS. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein do not and will not (i) violate any provision of the Company's Charter or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, or local statute, rule, regulation, order, judgment or decree (including any federal or state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases, for such conflicts, defaults, termination, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, the business of the Company and its subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity. The Company is not required under any federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Purchased Shares in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the SEC or state securities administrators subsequent to the Closing and any registration statement which may be filed pursuant hereto); provided that, for purpose of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchaser herein.

                  (f) SEC DOCUMENTS, FINANCIAL STATEMENTS. Certain of the Common Stock of the Company is registered pursuant to Section 12(g) of the Exchange Act, and, except as disclosed in the SEC Documents, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC Documents"). The Company has delivered or made available to the Purchaser true and complete copies of the SEC Documents filed with the SEC since June 16, As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and


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regulations of the SEC promulgated thereunder applicable to such documents, and, as of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements under the United States Generally Accepted Accounting Principles, as those conventions, rules and procedures are determined by the Financial Accounting Standards Board ("GAAP"), and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                  (g) SUBSIDIARIES. The SEC Documents set forth each subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of the Company's ownership of the outstanding stock or other interests of such subsidiary. For the purposes of this Agreement, "subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries. All of the issued and outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any subsidiary for the purchase or acquisition of any shares of capital stock of any subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Neither the Company nor any subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence. Neither the Company nor any subsidiary is a party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any subsidiary.

                  (h) NO MATERIAL ADVERSE EFFECT. Since the date of the financial statements contained in the Company's most recently filed Form 10-QSB or Form 10-KSB, whichever is most current, no Material Adverse Effect has occurred or exists with respect to the Company, except as disclosed in the SEC Documents.

                  (i) NO UNDISCLOSED LIABILITIES. Except as disclosed in the SEC Documents, neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any subsidiary (including the notes thereto) in conformity with GAAP which are not


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disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since such date and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company or its subsidiaries.

                  (j) NO UNDISCLOSED EVENTS OR CIRCUMSTANCES. Since the date of the financial statements contained in the Company's most recently filed Form 10-QSB or Form 10-KSB, whichever is most current, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the SEC Documents.

                  (k) INDEBTEDNESS. The SEC Documents reflect all outstanding secured and unsecured Indebtedness of the Company or any subsidiary, or for which the Company or any subsidiary has commitments. For the purposes of this Agreement, "Indebtedness" shall mean (A) any liabilities for borrowed money or amounts owed in excess of $250,000 (other than trade accounts payable incurred in the ordinary course of business), (B) all guaranties, endorsements and contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and
(C) the present value of any lease payments in excess of $250,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any subsidiary is in material default with respect to any Indebtedness.

                  (l) TITLE TO ASSETS. Each of the Company and the subsidiaries has good and marketable title to all of its real and personal property reflected in the SEC Documents, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated in the SEC Documents or such that do not cause a Material Adverse Effect. All said leases of the Company and each of its subsidiaries are valid and subsisting and in full force and effect.

                  (m) ACTIONS PENDING. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the SEC Documents, there is no material action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any subsidiary.

                  (n) COMPLIANCE WITH LAW. The Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of their respective businesses as now being conducted by them unless the failure to possess such franchises, permits, licenses, consents


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and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (o) TAXES. The Company and each subsidiary has filed all material Tax Returns which it is required to file under applicable laws; all such Tax Returns are true and accurate in all material respects and have been prepared in compliance with all applicable laws; the Company has paid all material Taxes due and owing by it or any subsidiary (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authorities all material Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third parties; and since December 31, 1999, the charges, accruals and reserves for material Taxes with respect to the Company (including any provisions for deferred income taxes) reflected on the books of the Company are adequate to cover any Tax liabilities of the Company if its current tax year were treated as ending on the date hereof.

                  No claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns that the Company or any subsidiary is or may be subject to taxation by that jurisdiction. To the knowledge of the Company, there are no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to the Company or any subsidiary; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority; and, except as disclosed above, no written notice indicating an intent to open an audit or other review has been received by the Company or any subsidiary from any foreign, federal, state or local taxing authority. The Company (A) has not executed or entered into a closing agreement pursuant to ss. 7121 of the Internal Revenue Code or any predecessor provision thereof or any similar provision of state, local or foreign law; and (B) has not agreed to or is required to make any adjustments pursuant to ss. 481 (a) of the Internal Revenue Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its subsidiaries or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company. The Company has not been a United States real property holding corporation within the meaning of ss. 897(c)(2) of the Internal Revenue Code during the applicable period specified in ss. 897(c)(1)(A)(ii) of the Internal Revenue Code.

                  The Company has not made an election under ss. 341(f) of the Internal Revenue Code. The Company is not liable for the Taxes of another person that is not a subsidiary of the Company under (A) Treas. Reg. ss. 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, (C) by contract or indemnity or (D) otherwise. The Company is not a party to any tax sharing agreement. The Company has not made any payments, is not obligated to make payments nor is it a party to an agreement that could obligate it to make any payments that would not be deductible under ss. 280G of the Internal Revenue Code.

                  For purposes of this Section 2.1(o):

                  "IRS" means the United States Internal Revenue Service.

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                  "TAX" or "TAXES" means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

                  "TAX RETURN" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

                  (p) CERTAIN FEES. No brokers, finders or financial advisory fees or commissions will be payable by the Company or any subsidiary with respect to the transactions contemplated by this Agreement.

                  (q) OPERATION OF BUSINESS. The Company and each of the subsidiaries owns or possesses all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations as set forth in the SEC Documents, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict to the knowledge of the Company with the rights of others.

                  (R) INSURANCE. Except as disclosed in the SEC Documents, the Company carries or will have the benefit of insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties.

                  (S) BOOKS AND RECORDS. To the knowledge of the Company, the records and documents of the Company and its subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any subsidiary.

                  (T) MATERIAL AGREEMENTS. Except as set forth in the SEC Documents, neither the Company nor any subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the SEC as an exhibit to a registration statement on Form S-1 or other applicable form (collectively, "Material Agreements") if the Company or any subsidiary were registering securities under the Securities Act. The Company and each of its subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and, to the best of the Company's knowledge, are not in default under any Material Agreement now in effect, the result of which could cause a Material Adverse Effect. Except as set forth in the SEC Documents, no written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of the Company or of any subsidiary limits or shall limit the payment of dividends on the Company's Common Stock.

                  (u) TRANSACTIONS WITH AFFILIATES. Except as set forth in the SEC Documents, there are no loans, leases, agreements, contracts, royalty agreements, management


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contracts or arrangements or other continuing transactions exceeding $250,000 between (A) the Company, any subsidiaries or, to the Company's knowledge, any of their respective material customers or suppliers on the one hand, and (B) on the other hand, any officer, employee, consultant or director of the Company, or any of its subsidiaries, or, to the Company's knowledge, any person owning 5% or more of the capital stock of the Company or any subsidiary or, to the Company's knowledge, any member of the immediate family of such officer, employee, consultant, director, stockholder or, to the Company's knowledge, any corporation or other entity controlled by any such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

                  (V) EMPLOYEES. Neither the Company nor any subsidiary has any collective bargaining arrangements or agreements covering any of its employees, except as set forth in the SEC Documents. Except as set forth in the SEC Documents, neither the Company nor any subsidiary is in breach of any employment contract, agreement regarding proprietary information, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such subsidiary. Since the date of the Company's December 31, 2000 Form 10-KSB, no officer, consultant or key employee of the Company or any subsidiary whose termination, either individually or in the aggregate, could have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any subsidiary.

                  (W) ABSENCE OF CERTAIN DEVELOPMENTS. Except as provided in SEC Documents, since the date of the financial statement contained in the most recently filed Form 10-QSB or Form 10-KSB, whichever is most current, neither the Company nor any subsidiary has:

                  (i) issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

                  (ii) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the Company's or such subsidiary's business;

                  (iii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

                  (iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;



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                  (v) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

                  (vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or to the Purchaser or its representatives;

                  (vii) suffered any material losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

                  (viii) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

                  (ix) made capital expenditures or commitments therefor that aggregate in excess of $500,000;

                  (x) entered into any other material transaction, whether or not in the ordinary course of business;

                  (xi) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

                  (xii) experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

                  (xiii) effected any two or more events of the foregoing kind which in the aggregate would be material to the Company or its subsidiaries.

                  Section 2.2. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby makes the following representations and warranties to the
Company:

                  (a) ORGANIZATION AND STANDING OF THE PURCHASER. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington.

                  (b) AUTHORIZATION AND POWER. (i) The Purchaser has the requisite corporate power and corporate authority to enter into and perform its obligations under this Agreement, the Investor Rights Agreement and the Licensing Agreement, pursuant to their respective terms, (ii) the execution and delivery of this Agreement, the Investor Rights Agreement and the Licensing Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Purchaser or its Board of Directors or stockholders is required, and (iii) this Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, and the Investor Rights Agreement and the Licensing


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Agreement will be duly executed and delivered by the Purchaser at the Closing and will constitute valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

                  (c) NO CONFLICTS. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of the Purchaser's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Purchaser is a party, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser). The Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares in accordance with the terms hereof.

                  (d) FINANCIAL RISKS. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Purchased Shares and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. The Purchaser is capable of evaluating the risks and merits of an investment in the Purchased Shares by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and the Purchaser is capable of bearing the entire loss of its investment in the Purchased Shares.

                  (e) ACCREDITED INVESTOR. The Purchaser is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

                  (f) INTENT. The Purchaser is entering into this Agreement for its own account and not with a view to or for sale in connection with any distribution of the Common Stock and the Purchaser has no present arrangement (whether or not legally binding) at any time to sell the Common Stock to or through any person or entity; provided, however, that by making the representations herein, the Purchaser does not agree to hold the Common Stock for any minimum or other specific term and reserves the right to dispose of the Common Stock at any time in accordance with federal and state securities laws applicable to such disposition.

                  (g) NOT AN AFFILIATE. Purchaser is not an officer, director or "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company.

                  (h) MANNER OF SALE. At no time was Purchaser presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

                  (i) GENERAL. The Purchaser understands that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the suitability of the Purchaser to acquire the Purchased Shares.


                                   ARTICLE III

                                    COVENANTS

                  Section 3.1. COMPANY COVENANTS. The Company covenants with the Purchaser as follows:

                  (a) SECURITIES COMPLIANCE. If applicable, the Company shall notify the AMEX, in accordance with their rules and regulations, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Purchased Shares to the Purchaser.

                  (b) OTHER AGREEMENTS. The Company shall enter into the Investor Rights Agreement and the Licensing Agreement.

                  (c) BEST EFFORTS. The Company agrees (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the agreements related hereto; (ii) to execute any documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder; and (iii) to cooperate with the Purchaser in connection with the foregoing.

                  Section 3.2. PURCHASER COVENANTS. The Purchaser covenants with the Company as follows:

                  (a) OTHER AGREEMENTS. The Purchaser shall enter into the Investor Rights Agreement and the Licensing Agreement.

                  (b) BEST EFFORTS. The Purchaser agrees (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the agreements related hereto; (ii) to execute any documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder; and (iii) to cooperate with the Company in connection with the foregoing.

                                   ARTICLE IV

                              CONDITIONS TO CLOSING

                  Section 4.1. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO SELL THE PURCHASED SHARES. The obligation hereunder of the Company to issue and sell the Purchased Shares to the Purchaser is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

                  (a) ACCURACY OF THE PURCHASER'S REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that speak as of a particular date.

                  (b) PERFORMANCE BY THE PURCHASER. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

                  (c) AGREEMENTS. The Purchaser shall have entered into the Licensing Agreement and the Investor Rights Agreement.

                  (d) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                  (e) NO PROCEEDINGS OR LITIGATION. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced by any third party, and no investigation by any governmental authority shall have been threatened, against the Purchaser or the Company or any subsidiary, or any of the officers, directors or affiliates of the Purchaser seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

                  Section 4.2. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE. The obligation hereunder of the Purchaser to perform its obligations under this Agreement and to purchase the Purchased Shares is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

                  (a) ACCURACY OF THE COMPANY'S REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a particular date).

                  (b) PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

                  (c) AGREEMENTS. The Company shall have entered into the Licensing Agreement and the Investor Rights Agreement.

                  (d) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                  (e) NO PROCEEDINGS OR LITIGATION. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced by any third party, and no investigation by any governmental authority shall have been threatened, against the Purchaser or the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.


                                    ARTICLE V

                                   TERMINATION

                  Section 5.1. TERMINATION. Either party may terminate this Agreement (i) if the other party makes a general assignment for the benefit of creditors, file a voluntary petition in bankruptcy or for reorganization or arrangement under the bankruptcy laws, if a petition in bankruptcy is filed against such party, or if a receiver or trustee is appointed for all or any part of its property or assets, or (ii) by giving written notice to the other party in the event of a breach of a material term or condition this Agreement, the License Agreement or the Investor Rights Agreement by the other party, unless such breach may be, and is, cured within thirty (30) days after the breaching party's receipt of notice of breach from the nonbreaching party.

                  Section 5.2. EFFECT OF TERMINATION. In the event of termination by the Company or the Purchaser, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 5.1 herein, this Agreement shall become void and of no further force and effect, except for Sections 6.1 and 6.2, and Article VII herein. Nothing in this Section 5.2 shall be deemed to release the Company or the Purchaser from any liability for any breach under this Agreement, or to impair the rights of the Company and the Purchaser to compel specific performance by the other party of its obligations under this Agreement.

                                   ARTICLE VI

                                 INDEMNIFICATION

                  Section 6.1. GENERAL INDEMNITY. For a period of two years from the Closing Date, the Company agrees to indemnify and hold harmless the Purchaser and its directors, officers, affiliates, agents, successors and assigns ("Purchaser Indemnified Parties") from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorney's fees, charges and disbursements) incurred by the Purchaser Indemnified Parties as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein. For a period of two years from the Closing Date, the Purchaser agrees to indemnify and hold harmless the Company and its directors, officers, affiliates, agents, successors and assigns ("Company Indemnified Parties") from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys fees, charges and disbursements) incurred by the Company Indemnified Parties as result of any inaccuracy in or breach of the representations, warranties or covenants made by the Purchaser herein.

                  Section 6.2. INDEMNIFICATION PROCEDURE. Promptly after receipt by an indemnified party under this Article VI of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article VI, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party except to the extent of actual prejudice demonstrated by the indemnifying party. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, subject to the provisions herein stated and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this
Article VI for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action to its final conclusion. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided that, the fees and expenses of such counsel shall be at the expense of the indemnifying party if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, or (ii) the named parties to any such action (including any impleaded parties) include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to the indemnifying party different from or in conflict with any legal defenses which may be available to the indemnified party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party, it being understood, however, that the indemnifying party shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable only for the reasonable fees and expenses of one separate firm of attorneys for the indemnified party, which firm shall be designated in writing by the indemnified party and be approved by the indemnifying party). No settlement of any action against an indemnified party shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

                  All fees and expenses of the indemnified party (including reasonable costs of defense and investigation in a manner not inconsistent with this Section and all reasonable attorneys' fees and expenses) shall be paid to the indemnified party, as incurred, within ten (10) business days of written notice thereof to the indemnifying party; provided, that the indemnifying party may require such indemnified party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such indemnified party is not entitled to indemnification hereunder.


                                   ARTICLE VII

                                  MISCELLANEOUS

                  Section 7.1. FEES AND EXPENSES. Each party shall pay all of its own fees and expenses related to the transactions contemplated by this Agreement.

                  Section 7.2. SPECIFIC ENFORCEMENT. The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

                  Section 7.3. ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the Investor Rights Agreement and the Licensing Agreement, contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

                  Section 7.4. NOTICES. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:         145 Hudson Street
                           New York, New York 10013
                           Attn: Chief Financial Officer
                           With a copy to:  General Counsel
                           Tel: (917) 237-0500
                           Fax: (917) 237-1544

If to Purchaser:           2601 Elliott Avenue, Suite 1000
                           Seattle, WA  98121
                           Attention:  Senior Vice President--Media Systems
                           With a copy to:  General Counsel
                           Telephone:  (206) 674-2700
                           Facsimile:  (206) 674-2695

                  Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto in accordance herewith.

                  Section 7.5. WAIVERS. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

                  Section 7.6. HEADINGS. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

                  Section 7.7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The parties hereto may not amend this Agreement or any rights or obligations hereunder without the prior written consent of the Company and each Purchaser to be affected by the amendment. After Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.

                  Section 7.8. NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                  Section 7.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

                  Section 7.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile.

                  Section 7.11. PUBLICITY. Unless required by applicable law, neither party shall issue a press release or any other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without obtaining the prior written consent of the other party, not to be unreasonably withheld.

                  Section 7.12. SEVERABILITY. The provisions of this Agreement are severable and, in the event that any court or officials of any regulatory agency of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely effect the economic rights of either party hereto.

                  Section 7.13. FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.



                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of this __ day of July, 2001.

                                            ON2 TECHNOLOGIES, INC.


                                            By:
                                                --------------------------------
                                            Name:
                                            Title:


                                            REALNETWORKS, INC.


                                            By:
                                                --------------------------------
                                            Name:
                                            Title:

                                    EXHIBIT A

                          [Form of Licensing Agreement]

                                    EXHIBIT B

                       [Form of Investor Rights Agreement]

                               DISCLOSURE SCHEDULE

                          [Attach Disclosure Schedule]